UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2016

Cool Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53443	75-3076597
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8875 Hidden River Parkway Tampa, Florida	33637
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (813) 975-7467

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Cool Technologies, Inc. (the "Company") has entered into agreements dedicated to fund separate and specific aspects of Company operations. Each agreement required investors to pay a premium over and above the current market price of $0.03 per share.

On August 26, 2016 (the "Issuance Date") , the Company and KHIC, LLC ("KHIC") entered into a Securities Purchase Agreement (the "Purchase Agreement") and a Senior Convertible Promissory Note ('Note") together with a Registration Rights Agreement, pursuant to which the Company has the right to sell to KHIC, a Senior Convertible Promissory Note in the principal amount of $365,579 convertible into shares of the Company's common stock, $0.001 par value per share, at a conversion price of $0.025 per share. All proceeds from the Note are allocated specifically to pay off principal and interest from existing convertible debt.

The Principal amount of the Note shall bear interest at a fixed rate of three percent per annum for two years. All interest accrued shall be payable in semi-annual installments with the first payment due six months from the issuance date of the Note. Subsequent, interest payments will be due on the first day of every sixth month thereafter until the principal and accrued interest is paid in full. The outstanding principal and all accrued interest must be repaid no later than August 24, 2018 (the "Maturity Date").

The Note shall rank senior to all indebtedness of the Company and its subsidiaries as of the Issuance date as well as to all indebtedness of the Company and its subsidiaries incurred after the Issuance date.

The Note may be converted at any time into shares of the Common Stock at the conversion price, however, pursuant to the terms of the Note, KHIC may not convert more than 50% of the Note prior to September 30, 2016.

The Company may prepay all or any part of the amounts due under the Note at any time without any premium or penalty.

Under the terms of the Purchase Agreement which detail the specific sales milestone of achieving binding agreements to sell 1,000 of the Company's Mobile Generation (MG) kits to any one or a combination of four equipment manufacturers within 100 days, the Company has the right to require KHIC to purchase from the Company four million restricted shares of Common Stock at a purchase price of $0.05 per share and a warrant to purchase four million of common stock at an exercise price of $0.06. The warrant shall expire five years from the date of issuance and has no provision for cashless exercise.

Subsequently, under the terms and subject to the conditions of the Purchase Agreement, KHIC has the right to require the Company to sell to KHIC four million restricted shares of Common Stock at a purchase price of $0.05 per share, and a warrant to purchase four million shares of Common Stock with an exercise price of $0.06 per share. The warrant shall expire five years from the date of issuance and has no provision for cashless exercise.

In order to provide for registration for the public resale of all shares and warrants, the Company and KHIC executed a Registration Rights Agreement concurrently with the Purchase Agreement.

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The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties and agreements of the Company and KHIC as well as customary conditions to completing future sale transactions, indemnification rights and obligations of the parties including confidentiality clauses.

On August 11, 2016, the Company signed subscription agreements for the sale of $250,000 of common stock and warrants with two Company insiders and two existing shareholders, each of whom are accredited investors. Each investor received Series B Preferred Stock, par value $0.001 per share, and five year warrants to purchase an identical amount of common stock. For a purchase price of $0.055 per share, the investors received both shares and warrants.  Each share of the preferred stock may be converted into common stock on a one-to-one basis. Each warrant has an exercise price of $0.07 and does not offer a provision for cashless exercise. All proceeds from the sales are dedicated solely to the completion of the Company's initial demonstration vehicle, a Mobile Generation (MG) work truck capable of generating 30 kilovolt amps of electric power.

A total of 4,545,451 shares of Series B Preferred Stock were sold, and Warrants to purchase up to an additional 4,545,451 shares of Common Stock (the "Warrant Stock") were issued to the four Investors.

The form of Subscription Agreement and Warrant Agreement are filed herewith as exhibits 10.48 (by reference) and 10.57. The foregoing summary descriptions of the Subscription Agreement and Warrant Agreement are qualified in their entirety by reference to the full texts of each such exhibit.

The Preferred Stock, Warrants and Common Stock issuable upon conversion of the Preferred Stock or by exercise of the Warrants (collectively, the "Securities") have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and were issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. These Securities may not be offered or sold by the investors in the United States in the absence of an effective registration statement or an applicable exemption from registration requirements.

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sale of Equity Securities.

The disclosure set forth above below in Item 1.01 (Entry into a Material Definitive Agreement) is incorporated by reference into this Item 3.02

Section 9 - Financial Statements and Exhibit

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.56:	Sample Stock Purchase Agreement as of August 11, 2016 by and between Cool Technologies, Inc. and an accredited investor.

Exhibit 10.57:	Sample of Warrant

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Cool Technologies, Inc.

Date: August 31, 2016	By:	/s/ Timothy Hassett
Timothy Hassett
Chairman and CEO (Principal Executive Officer)

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